Exhibit 10.23

FIRST AMENDMENT

THIS FIRST AMENDMENT to the Equity Purchase Agreement (as defined below) (the “Amendment”) is entered into as of April 11, 2025 (the “Effective Date”), by and between CaliberCos Inc., a Delaware corporation (the “Company”), and Mast Hill Fund, L.P., a Delaware limited partnership (the “Investor”, and collectively with the Company, the “Parties”).

BACKGROUND

A.  The Parties are the parties to that certain equity purchase agreement dated on or around March 20, 2025 (the “Equity Purchase Agreement”), a copy of which is attached hereto as Exhibit A; and

B.	The Parties desire to amend the Equity Purchase Agreement as set forth expressly below.

NOW THEREFORE, in consideration of the execution and delivery of the Amendment and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Unless otherwise defined herein, terms defined in the Equity Purchase Agreement and used herein shall have the meanings given to them in the Equity Purchase Agreement.

2. The below definition of “Short Sales” shall be added to Section 1.1 of the Equity Purchase Agreement:

“Short Sales” shall mean all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act.

3. The section below shall be added as Section 5.2 to the Equity Purchase Agreement:

SHORT SALES. Neither the Investor, nor any affiliate of the Investor acting on its behalf or pursuant to any understanding with it, will execute any Short Sales during the period from the date hereof to the end of the Commitment Period. For the purposes hereof, and in accordance with Regulation SHO, the sale after delivery of a Put Notice of such number of shares of Common Stock reasonably expected to be purchased under a Put Notice shall not be deemed a Short Sale.

4. Section 7.2(o) of the Equity Purchase Agreement shall be replaced with the following:

“(o) Minimum Pricing. The Initial Purchase Price of the respective Put must be equal to or greater than $0.10 per share (the “Floor Price”, subject to appropriate adjustments for any stock dividend, stock split, stock combination, rights offerings, reclassification or similar transaction that proportionately decreases or increases the Common Stock) of Common Stock), provided, however, that the Company may in its sole discretion decrease the Floor Price at any time by giving written notice of such decrease to Investor.”

5. This Amendment may be executed in two or more counterparts, each of which when so executed and delivered to the other party shall be deemed an original. The executed page(s) from each original may be joined together and attached to one such original and shall thereupon constitute one and the same instrument. Such counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

6. Section 10.1 of the Equity Purchase Agreement shall apply to this Amendment.

7. This Amendment shall be deemed part of, but shall take precedence over and supersede any provisions to the contrary contained in the Equity Purchase Agreement. Except as specifically modified hereby, all of the provisions of the Equity Purchase Agreement, which are not in conflict with the terms of this Amendment, shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

CaliberCos Inc.		Mast Hill Fund, L.P.

By:	/s/ John C. Loeffler, II	By:	/s/ Patrick Hassani
Name:	John C. Loeffler, II	Name:	Patrick Hassani
Title:	Chief Executive Officer	Title:	Chief Investment Officer